EXHIBIT 10.56

Tennessee Valley Authority
LONG-TERM RETENTION INCENTIVE PLAN AWARD NOTICE

Pursuant to the provisions of the TVA Long-Term Retention Incentive Plan (“Plan”), as approved effective February 28, 2014, the Tennessee Valley Authority (“TVA”) hereby grants JOSEPH P. GRIMES, JR, (“Participant”) as of June 1, 2014 (“Grant Date”), an award of $150,000 (“Award”), upon and subject to the terms and conditions set forth below.

1. Grant of Award - Rights and Payment

The Award shall be subject to all the terms and conditions of the Plan and this Notice. The Award represents the right of Participant to receive a lump sum cash payment subject to the vesting requirements provided in Section 3 below.

2. Plan Participation

The granting of the Award shall constitute the selection of Participant to participate in the Plan. In no event shall the granting of the Award guarantee Participant’s eligibility to receive future awards under the Plan.

3. Restriction Period - Vesting Date

Subject to Section 4 below, the full amount of the Award granted hereunder shall vest on December 31, 2016, (“Normal Vesting Date”). If Participant remains employed with TVA without interruption from the Grant Date through the Normal Vesting Date (“Restriction Period”) and if the criteria specified for payment of the Award, if any, have been satisfied in TVA’s sole judgment, the Award shall be 100 percent vested and paid to Participant in accordance with Section 5 below.

4. Forfeiture and Accelerated Vesting

4.1.
Termination Prior to Normal Vesting Date. Except as otherwise determined by the Board or Chief Executive Officer (“CEO”) or as otherwise provided in subsections 4.2 or 4.3 below, if prior to the Normal Vesting Date, Participant’s employment with TVA is voluntarily terminated for any reason, the Award shall immediately and automatically terminate and Participant’s right to receive payment of the Award shall be completely forfeited on the date of such voluntary termination of Participant’s employment.

Notwithstanding anything in this Section 4 to the contrary, if the Participant is terminated for "Cause" from TVA prior to payment pursuant to Section 5, the Award shall immediately and automatically terminate and Participant’s right to receive payment of the award will be completely forfeited by Participant. For purposes of this Plan, termination “for cause” shall be defined as termination as a result of any act on your part resulting in or involving any of the following: (1) insubordination, intentional neglect of duties, or refusal to cooperate with investigations of your or TVA's business practices; (2) criminal indictment or conviction of a felony or crime of moral turpitude; or (3) misconduct involving dishonesty, fraud, or gross negligence that directly results in significant economic or reputational harm to TVA.

If TVA involuntarily terminates Participant's employment on any basis (other than for Cause) prior to the Normal Vesting Date, the Plan Administrator (as defined in Section 7.1) shall waive the employment through the Normal Vesting Date condition, and the Award shall be 100 percent vested on the date of Participant’s involuntary termination and shall be paid to Participant in accordance with Section 5 below.

4.2.
Death. If Participant dies while employed and before the Normal Vesting Date, the Plan Administrator shall waive the employment through the Normal Vesting Date condition, and the Award shall be 100 percent vested on the date of Participant’s death. The Award shall be paid to Participant’s “Beneficiary” (as defined below) in accordance with Section 5 below. A Participant's "Beneficiary" means Participant's surviving spouse, unless Participant has affirmatively designated one or more persons or entities to be Participant's Beneficiary. Participant may make, change, or revoke any such designation of a Beneficiary at any time before his or her death without the consent of the Participant’s spouse or anyone Participant previously designated as a Beneficiary. Participant may choose to affirmatively designate primary and secondary Beneficiaries. A Beneficiary designation must comply with procedures established by the Plan Administrator and must have been received by the Plan Administrator before Participant’s death. If Participant dies without a valid Beneficiary designation (as determined by the Plan Administrator in his or her sole discretion) and has no surviving spouse, the Beneficiary shall be Participant’s estate.

4.3.
Disability. If Participant incurs a "Disability" (as defined in the rules and regulations of the TVA retirement system) while employed and before the Normal Vesting Date for the Award, the Plan Administrator shall waive the employment through the Normal Vesting Date condition, and the Award shall be 100 percent vested on the date of Participant's Disability and shall be paid to Participant in accordance with Section 5 below.

5. Payment of Award

The Award shall be paid in a lump sum as soon as practical following the earliest to occur of date ("Vesting Date") of: (A) the Normal Vesting Date, (B) Participant's death, (C) Participant's Disability, or (D) Participant's involuntary termination from TVA for reason other than for Cause; but in no event shall such payment be made later than March 15 of the calendar year following the Vesting Date. The Award shall be paid in cash after deducting the amount of applicable Federal, state, and local withholding taxes of any kind required by law to be withheld by TVA.

6. Amendment or Termination of the Plan

No amendment or termination of the Plan may adversely affect, other than as specified in the Plan, any right to the Award vested (and the right to receive payment thereunder) by Participant or Participant’s Beneficiary. Upon any termination of the Plan, distribution of the Awards shall be made to Participant or Participant’s Beneficiaries in the manner and at the time described in Section 5, unless the CEO determines in his or her sole discretion that all such amounts shall be distributed upon the effective date of the Plan’s termination.

7. Miscellaneous

7.1.
Powers of the Plan Administrator. The Plan shall be administered by the Senior Vice President, Human Resources and Communications of TVA (“Plan Administrator”) unless otherwise designated by the CEO. The Plan Administrator shall have the power and authority to resolve all questions which may arise in connection with the Award and make factual determinations relating to, and correct mistakes in the Awards. Any action taken by the Plan Administrator regarding the Plan or the Award shall be final, binding, and conclusive.

7.2.
Non-Transferability of Rights and Interests. Participant or Participant’s Beneficiary may not alienate, assign, transfer or otherwise encumber his or her rights with regard to the Award, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person, and any attempt to do any of the foregoing shall be null and void. In the event of Participant’s death, the Plan Administrator shall authorize payment of the Award to Participant’s Beneficiary.

Katherine J. Black
Senior Vice President
Human Resources and Communications